Exhibit 99.1
Tesoro Corporation Reports 2011 Fourth Quarter and Full Year Results

SAN ANTONIO - February 1, 2012 - Tesoro Corporation (NYSE:TSO) today reported a fourth quarter 2011 net loss of $124 million, or $0.89 per diluted share compared to net income of $3 million, or $0.02 per diluted share for the fourth quarter of 2010.
For the full year 2011, the Company reported net income of $546 million, or $3.81 per diluted share, versus a net loss of $29 million, or $0.21 per diluted share for the full year 2010.
“The fourth quarter was a challenging period as a result of the dramatic change in crude oil price differentials,” said Greg Goff, President and CEO of Tesoro. “Despite the loss in the fourth quarter, our full year results were better than any year since 2007 when we posted similar earnings on a Tesoro Index that was 40% higher. The Company's strong performance for the year clearly demonstrates our ability to deliver fundamental improvements in the business.” With a strategic focus on operational efficiency and effectiveness, the Company increased refinery utilization rates, capturing additional gross margin while reducing manufacturing costs per barrel during 2011. The resulting strong free cash flow allowed the company to reduce debt by $328 million, further strengthening its balance sheet. The Company also increased the integration between refining and marketing and successfully launched Tesoro Logistics LP (NYSE:TLLP).
For the fourth quarter, the Company recorded a segment operating loss of $96 million, compared to segment operating income of $85 million, excluding business interruption and property damage insurance proceeds, net of costs related to repair work at the Anacortes refinery and the write-off of goodwill at the Hawaii refinery in the fourth quarter of 2010. The decrease in operating income is due primarily to an extremely weak margin environment in California and the collapse of the West Texas Intermediate (WTI) to Brent crude oil spread.
The Tesoro Index was $7.50 per barrel (/bbl) for the fourth quarter, up slightly relative to a year ago. However, the Tesoro Index for the California region was a negative five cents per barrel, down more than $6/bbl relative to the fourth quarter of 2010. Unusually high prices for heavy California crude oil relative to light sweet crude oil negatively impacted the benchmark. During the quarter, heavy California crude oil traded at a narrow $1/bbl discount relative to Brent versus a wider discount of $7/bbl a year ago. Additionally, West Coast benchmark gasoline crack spreads declined nearly 50% relative to the fourth quarter of 2010. The Company captured a gross margin of $6.02/bbl.
The Company's margin underperformance relative to the Index was impacted by the collapse of the WTI to Brent crude oil spread. The discount of WTI to Brent during the fourth quarter narrowed by $18/bbl, dropping from $26/bbl at the end of September to $8/bbl at the end of December. This market price movement impacted fourth quarter results in two ways. First, by reducing benchmark margins at our refineries that run WTI-priced barrels. Second, by reducing the margin on long-haul foreign crude oil barrels indexed to WTI.
Total throughput in the quarter was 567 thousand barrels per day (mbpd) or 85% of total crude oil capacity. The decline from 609 mbpd or 92% of capacity in the third quarter of this year is due primarily to turnaround activity in the California and Pacific Northwest regions.
Direct manufacturing costs in the fourth quarter were $5.03/bbl, up $0.46/bbl from the third quarter of 2011, a result of higher maintenance spending and lower refinery throughput.

Retail fuel sales volumes in the fourth quarter were up 14% year-over-year reflecting growth in the Company's branded jobber and dealer business. Same store fuel sales during the quarter were essentially flat year-over-year. Retail operating income was $27 million, up $16 million from a year ago driven by higher fuel margins.
Corporate and unallocated costs, net of $2 million of corporate depreciation and excluding $21 million in stock-based compensation expense primarily associated with stock appreciation rights, were $36 million in the fourth quarter.
Capital Spending and Liquidity
Capital spending for the full year 2011 was $320 million. Turnaround spending for the full year was $109 million. Expectations for 2012 capital spending remain at $670 million, as expenditures related to the high-return capital program increase. Turnaround spending of $300 million in 2012 is projected. The Company ended the year with $900 million in cash on the balance sheet and remained undrawn on the parent company revolving credit facility with over $810 million of availability.
2012 Strategic Focus
“We delivered in 2011 what we set out to deliver,” said Goff. “But it was the first year of a multi-year plan. As we begin 2012, our strategic priorities remain the same. Our primary focus is to reinvest free cash flow in high-return capital projects that drive significant future earnings growth. We'll also continue to drive earnings improvements that are not dependent on capital spending and we remain focused on further strengthening our balance sheet with the planned retirement of the remaining $299 million of 6 1/4% senior notes due in November.” Full details of the 2012 business plan can be viewed in the December Analyst Day presentation posted on the Investor Relations section of the www.tsocorp.com website.

Plan to Sell Hawaii Operations
On January 10, 2012, Tesoro Corporation announced its intention to sell its Hawaii operations, including the 94 mbpd Kapolei refinery, operations at 32 retail stations and all associated logistical assets.
“Following a comprehensive analysis, we've determined that our business in Hawaii does not align with our strategic focus on the Mid‐Continent and West Coast,” said Goff. “While the Hawaii business is no longer in-line with our vision for Tesoro's future, there is no question that it offers value for the right investor.”
Tesoro Hawaii anticipates completing the sale no sooner than the second half of 2012, subject to regulatory and other approvals.
Refining and Marketing Integration
Tesoro recently closed on the purchase of 49 Albertson's Fuel Express retail stations from SUPERVALU, Inc. (NYSE: SVU). These stations are located in Washington, Oregon, California, Nevada, Idaho, Utah and Wyoming with total fuel sales of about 5 mbpd.
Public Invited to Listen to Analyst Conference Call
At 7:30 a.m. CST tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding fourth quarter and full year 2011 results and other business matters.  Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations about implementation of strategic priorities, earnings improvements, strengthening our balance sheet, retiring debt, capital and turnaround spending and the return on capital projects, and Tesoro Hawaii's intent to sell its Hawaii operations. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, (210) 626-7702

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues	$7,713	$5,513	$30,303	$20,583
Costs and Expenses:
Cost of sales	7,307	4,865	27,007	18,251
Operating expenses	378	378	1,495	1,474
Selling, general and administrative expenses	71	77	237	242
Depreciation and amortization expense	105	108	417	422
Loss on asset disposals and impairments (a)	7	15	67	54
Operating Income (Loss) (b)(c)	(155)	70	1,080	140
Interest and financing costs	(36)	(43)	(177)	(157)
Interest income	—	1	2	3
Foreign currency exchange gain (loss)	(1)	—	(2)	2
Other income (expense) (d)	1	(15)	2	(13)
Earnings (Loss) Before Income Taxes	(191)	13	905	(25)
Income tax expense (benefit)	(73)	10	342	4
Net Earnings (Loss)	(118)	3	563	(29)
Less net income attributable to noncontrolling interest	6	—	17	—
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$(124)	$3	$546	$(29)

Net Earnings (Loss) Per Share:
Basic	$(0.89)	$0.02	$3.86	$(0.21)
Diluted (e)	$(0.89)	$0.02	$3.81	$(0.21)

Weighted Average Common Shares:
Basic	138.7	141.3	141.4	140.6
Diluted (e)	138.7	142.8	143.3	140.6
____________________________

(a)
Includes losses related to a change in scope of a capital project at our Los Angeles refinery of $51 million and $20 million for the years ended December 31, 2011 and December 31, 2010, respectively. Loss on asset disposals and impairments is included in refining segment operating income but excluded from the regional operating costs per barrel.

(b)	Includes a $48 million gain for the year ended December 31, 2010, from the elimination of postretirement life insurance benefits for current and future retirees.
(c) Includes business interruption recoveries and property damage insurance recoveries related to the April 2, 2010 incident at the Washington refinery of $32 million and $5 million, respectively, for the year ended December 31, 2011 and $55 million and $12 million, respectively, for the year ended December 31, 2010.
(d) Includes $16 million, or $10 million after-tax, for the three months and year ended December 31, 2010, related to a legal accrual from claims asserted against us in connection with our 2008 refunds received from owners of the Trans Alaska Pipeline System.
(e) The assumed conversion of common stock equivalents produced anti-dilutive results for the three months ended December 31, 2011 and the year ended December 31, 2010, and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Operating Income (Loss)
Refining (a)(c)	$(123)	$128	$1,179	$255
Retail	27	11	89	97
Total Segment Operating Income (Loss)	(96)	139	1,268	352
Corporate and unallocated costs	(59)	(69)	(188)	(212)
Operating Income (Loss) (b)(c)	(155)	70	1,080	140
Interest and financing costs	(36)	(43)	(177)	(157)
Interest income	—	1	2	3
Foreign currency exchange gain (loss)	(1)	—	(2)	2
Other income (expense) (d)	1	(15)	2	(13)
Earnings (Loss) Before Income Taxes	$(191)	$13	$905	$(25)

Depreciation and Amortization Expense
Refining	$93	$95	$369	$365
Retail	10	9	38	39
Corporate	2	4	10	18
Depreciation and Amortization Expense	$105	$108	$417	$422

Capital Expenditures
Refining	$100	$56	$262	$263
Retail	21	10	41	22
Corporate	8	2	17	2
Capital Expenditures	$129	$68	$320	$287

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$900	$648
Total Assets	$9,892	$8,732
Total Debt	$1,701	$1,995
Total Equity	$3,978	$3,215
Total Debt to Capitalization Ratio	30%	38%

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
REFINING SEGMENT	2011	2010	2011	2010
Total Refining Segment
Throughput (thousand barrels ("bbls") per day)
Heavy crude (f)	148	173	171	181
Light crude	385	303	373	270
Other feedstocks	34	29	35	29
Total Throughput	567	505	579	480

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	281	236	285	232
Jet fuel	80	75	79	68
Diesel fuel	138	112	135	103
Heavy fuel oils, residual products, internally produced fuel and other	100	110	112	106
Total Yield	599	533	611	509

Gross refining margin ($/throughput bbl) (g)	$6.02	$12.33	$13.94	$11.26
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$5.03	$5.50	$4.98	$5.83
Segment Operating Income (Loss) ($ millions)
Gross refining margin (h)	$313	$572	$2,944	$1,974
Expenses
Manufacturing Costs	263	256	1,052	1,022
Other operating expenses	65	72	241	254
Selling, general and administrative expenses	11	8	43	30
Depreciation and amortization expense (i)	93	95	369	365
Loss on asset disposal and impairments (a)	4	13	60	48
Segment Operating Income (Loss) (c)	$(123)	$128	$1,179	$255

Refined Product Sales (thousand bbls per day) (j)
Gasoline and gasoline blendstocks	341	296	341	288
Jet fuel	93	91	91	92
Diesel fuel	153	122	143	116
Heavy fuel oils, residual products and other	92	77	85	76
Total Refined Product Sales	679	586	660	572

Refined Product Sales Margin ($/bbl) (j)
Average sales price	$119.00	$96.98	$121.09	$91.03
Average costs of sales	112.89	86.85	109.96	82.66
Refined Product Sales Margin	$6.11	$10.13	$11.13	$8.37

___________________________

(f)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(g)
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenue less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. Management uses manufacturing costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate manufacturing costs per barrel; different companies may calculate it in different ways. We calculate manufacturing costs per barrel by dividing manufacturing costs by total refining throughput. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

(h)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $2 million for both the three months ended December 31, 2011, and 2010, and $6 million and $2 million for the years ended December 31, 2011 and 2010, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(i)
Includes manufacturing depreciation and amortization expense per throughput barrel of approximately $1.70 and $1.94 for the three months ended December 31, 2011 and 2010, respectively, and $1.67 and $1.97 for the years ended December 31, 2011 and 2010, respectively.

(j)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. The total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Refining By Region	2011	2010	2011	2010
California (Golden Eagle and Los Angeles)
Throughput (thousand bbls per day) (k)
Heavy crude (f)	138	152	156	161
Light crude	75	48	60	42
Other feedstocks	28	21	25	20
Total Throughput	241	221	241	223

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	135	115	134	124
Jet fuel	19	22	20	19
Diesel fuel	69	56	63	54
Heavy fuel oils, residual products, internally produced fuel and other	39	48	45	47
Total Yield	262	241	262	244

Gross refining margin	$38	$249	$1,071	$979
Gross refining margin ($/throughput bbl) (g)	$1.72	$12.24	$12.19	$12.03
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$6.76	$7.56	$6.90	$7.54
Capital expenditures	$46	$26	$121	$119

Pacific Northwest (Alaska & Washington)
Throughput (thousand bbls per day) (k)
Heavy crude (f)	1	—	3	1
Light crude	137	99	144	87
Other feedstocks	1	3	6	5
Total Throughput	139	102	153	93

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	59	39	66	34
Jet fuel	28	24	30	24
Diesel fuel	25	12	27	11
Heavy fuel oils, residual products, internally produced fuel and other	31	30	35	27
Total Yield	143	105	158	96

Gross refining margin	$76	$137	$693	$367
Gross refining margin ($/throughput bbl) (g)	$5.96	$14.58	$12.40	$10.84
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$4.31	$4.89	$3.64	$5.88
Capital expenditures	$21	$18	$59	$81

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Mid-Pacific (Hawaii)
Throughput (thousand bbls per day) (k)
Heavy crude (f)	9	21	12	19
Light crude	63	48	59	45
Total Throughput	72	69	71	64

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	19	17	19	15
Jet fuel	20	18	18	15
Diesel fuel	13	14	13	12
Heavy fuel oils, residual products, internally produced fuel and other	22	21	22	23
Total Yield	74	70	72	65

Gross refining margin	$(29)	$30	$105	$88
Gross refining margin ($/throughput bbl) (g)	$(4.33)	$4.79	$4.08	$3.77
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$3.11	$3.21	$3.65	$3.18
Capital expenditures	$5	$2	$13	$10

Mid-Continent (North Dakota and Utah)
Throughput (thousand bbls per day) (k)
Light crude	110	108	110	96
Other feedstocks	5	5	4	4
Total Throughput	115	113	114	100

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	68	65	66	59
Jet fuel	13	11	11	10
Diesel fuel	31	30	32	26
Heavy fuel oils, residual products, internally produced fuel and other	8	11	10	9
Total Yield	120	117	119	104

Gross refining margin	$226	$154	$1,069	$538
Gross refining margin ($/throughput bbl) (g)	$21.38	$14.88	$25.59	$14.62
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (g)	$3.51	$3.44	$3.55	$3.68
Capital expenditures	$28	$10	$69	$53
_______________________

(k)
We experienced reduced throughput due to scheduled turnarounds at our Golden Eagle refinery during the 2011 second quarter, at our Golden Eagle and Utah refineries during the 2010 first quarter, at our North Dakota refinery during the 2010 second quarter, and our Hawaii refinery during the 2010 third quarter. We temporarily shut-down processing at the Washington refinery subsequent to the incident in April 2010, and resumed operations at planned rates in November 2010.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
Retail Segment	2011	2010	2011	2010
Number of Stations (end of period)
Company-operated	376	381	376	381
Branded jobber/dealer (l)	799	499	799	499
Total Stations	1,175	880	1,175	880

Average Stations (during period)
Company-operated	376	381	377	383
Branded jobber/dealer (l)	804	499	780	499
Total Average Retail Stations	1,180	880	1,157	882

Fuel Sales (millions of gallons)
Company-operated	185	184	733	739
Branded jobber/dealer (l)	199	152	793	597
Total Fuel Sales	384	336	1,526	1,336

Fuel margin ($/gallon) (m)	$0.19	$0.17	$0.18	$0.21
Merchandise Sales ($ millions)	$47	$49	$200	$201
Merchandise Margin ($ millions)	$13	$13	$53	$53
Merchandise Margin %	28%	27%	27%	26%

Segment Operating Income ($ millions)
Gross Margins
Fuel (m)	$73	$56	$274	$279
Merchandise and other non-fuel margin	20	20	78	79
Total Gross Margins	93	76	352	358
Expenses
Operating expenses	50	50	202	198
Selling, general and administrative expenses	4	4	17	18
Depreciation and amortization expense	10	9	38	39
Loss on asset disposals and impairments	2	2	6	6
Segment Operating Income	$27	$11	$89	$97
___________________________

(l)	Reflects the expansion of our branded marketing presence through the addition of approximately 300 wholesale supply contracts predominantly in the mid-continent region during 2011.

(m)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin per gallon includes the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Reconciliation of Net Earnings (Loss) to EBITDA
Net earnings (loss)	$(124)	$3	$546	$(29)
Add: (Less) income tax expense (benefit)	(73)	10	342	4
Add: Interest and financing costs	36	43	177	157
Less: Interest income	—	(1)	(2)	(3)
Add: Depreciation and amortization expense	105	108	417	422
Earnings (Loss) before Interest, Income Taxes, Depreciation and Amortization Expense (EBITDA) (n)	$(56)	$163	$1,480	$551

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA
Net cash from (used in) operating activities	$(173)	$230	$689	$385
Add: (Less) income tax expense (benefit)	(73)	10	342	4
Add: Interest and financing costs	36	43	177	157
Add: (Less) other credits (charges)	4	(1)	(4)	(1)
Less: Amortization of debt issuance costs and discounts	(3)	(6)	(17)	(18)
Less: Loss on asset disposals and impairments	(7)	(15)	(67)	(54)
Less: Stock-based compensation expense	(28)	(30)	(53)	(58)
Less: Deferred income taxes	(26)	(9)	(200)	(9)
Add: (Less) Changes in assets and liabilities	220	(59)	630	145
Less: Net income attributable to noncontrolling interest	(6)	—	(17)	—
Earnings (Loss) before Interest, Income Taxes, Depreciation and Amortization Expense (EBITDA) (n)	$(56)	$163	$1,480	$551

SEGMENT OPERATING INCOME ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Total Segment Operating Income	$(96)	$139
Special Items, before-tax:
Washington refinery incident (o)	—	(64)
Goodwill impairment (p)	—	10
Segment Operating Income Adjusted for Special Items	$(96)	$85

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Net Earnings - U.S. GAAP	$(124)	$3
Special Items, After-tax:
Washington refinery incident (o)	—	(39)
Goodwill Impairment (p)	—	7
Legal accrual (d)	—	10
Net Earnings (Loss) Adjusted for Special Items	$(124)	$(19)

Net Diluted Earnings Per Share - U.S. GAAP	$(0.89)	$0.02
Special Items Per Share, After-tax:
Washington refinery incident (o)	—	(0.27)
Goodwill Impairment (p)		0.05
Legal accrual	—	0.07
Net Diluted Earnings (Loss) Per Share Adjusted for Special Items	$(0.89)	$(0.13)

Note: The special items present information that the Company believes is useful to investors. The Company believes that special items are not indicative of its core operations.
____________

(n)
EBITDA represents earnings before interest and financing costs, interest income, income taxes, and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of the fixed charge coverage financial covenant in our credit agreement. EBITDA should not be considered as an alternative to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America. EBITDA may not be comparable to similarly titled measures used by other entities.

(o)
Represents $64 million, or $39 million after-tax, impact of the April 2, 2010 incident at the Washington refinery, which includes business interruption recoveries of $55 million, property damage insurance recoveries of $12 million and costs of $3 million.

(p) Represents the write-off of goodwill at our Hawaii refinery in the fourth quarter of 2010. The after-tax impact of the $10 million impairment charge was $7 million, a portion of which was non-deductible for tax purposes.